Thornburg Investment Trust 485BPOS

Exhibit 99.(j)(2)

Daniel H. April	Of Counsel
Patrick J. Dolan	David F. Cunningham
John M. Hickey	C.W.N. Thompson, Jr.

Megan Hadley Koehler

December 17, 2020

U.S. Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Re:	Thornburg Investment Trust (the “Trust”)
File Nos. 33-14905/811-05201
Post-Effective Amendment Nos. 140 and 153

Ladies and Gentlemen:

We have acted as counsel for the Trust, a trust duly organized and validly existing under the laws of the Commonwealth of Massachusetts, in connection with post-effective amendment no. 140 (“PEA 140”) to its registration statement on Form N-1A (the “Registration Statement”) relating to the issuance and sale by the Trust of an indefinite number of authorized shares of beneficial interest under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended. We have examined such governmental and corporate certificates and records as we deemed necessary to render this opinion and we are familiar with the Trust’s Agreement and Declaration of Trust and the Amendments and Supplements thereto to date, and its Bylaws.

Based upon the foregoing, we are of the opinion that the shares of beneficial interest of the Trust’s series proposed to be sold pursuant to the Registration Statement, when paid for as contemplated in the Registration Statement, will be legally and validly issued, fully paid and non-assessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the U.S. Securities and Exchange Commission (“SEC”), and to the references made to the firm of April, Dolan & Hickey, P.C. in PEA 140 to be dated on or about December 18, 2020 and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

PEA 140 is filed in accordance with Rule 485(b) under the 1933 Act. This letter is our representation to the SEC in accordance with paragraph (b)(4) of Rule 485 that PEA 140 does not contain disclosures that would render it ineligible to become effective under Rule 485(b).

Please contact me if you have any questions.

Sincerely,

/s/ Daniel April

Daniel April

460 St. Michael’s Drive	E-mail: dan_april@catchlaw.com	Tel.: (505) 988-2900
Suite 1000	Web address: www.catchlaw.com	Extension 103
Santa Fe, New Mexico 87505		Fax: (505) 988-2901